Exhibit 10.2

AMENDMENT TO

EMPLOYMENT AGREEMENT BY AND BETWEEN

YRC WORLDWIDE INC. AND WILLIAM D. ZOLLARS

THIS AGREEMENT by and between William D. Zollars (“Executive”) and YRC Worldwide Inc., a Delaware corporation (the “Company”).

WHEREAS, Executive previously entered into an Employment Agreement dated as of January 25, 2006 with the Company (the “Employment Agreement”); and

WHEREAS, the Executive and the Company desire to amend the Employment Agreement;

NOW, THEREFORE, the Employment Agreement is hereby amended, effective December 30, 2008, as follows:

1.	Section 8(a)(iii) of the Employment Agreement is hereby amended and restated as follows:

(iii)	In the event of a termination of Executive’s employment pursuant to Sections 6(a) or (b), the Executive’s Annual Bonus for the year in which the Date of Termination occurs, if any, earned by the achievement of performance goals set under the Company’s Annual Incentive Plan and paid at the same time the Company pays bonuses to similarly situated employees under such plan; and

2.	Section 8(e) of the Employment Agreement is hereby amended and restated as follows:

(e) By the Company Without Cause or by Executive for Good Reason. If during the Term the Company terminates Executive’s employment other than for Cause, death or Disability or if Executive terminates his employment for Good Reason, then:

(i)	The Company shall pay Executive the Accrued Obligation within 30 days following the six month anniversary of the Date of Termination;

(ii)	The Executive’s Annual Bonus for the year in which the Date of Termination occurs, if any, earned by the achievement of performance goals set under the Company’s Annual Incentive Plan and paid at the same time the Company pays bonuses to similarly situated employees under such plan;

(iii)

The Company shall pay to Executive, within 30 days following the six month anniversary of the Date of Termination, a lump sum cash amount (subject to the minimum applicable federal, state or local lump sum withholding requirements, if any) equal to two times (except in the case of a termination of Executive’s employment after or in connection with a Change of Control (as defined in the Severance Agreement), in which case the lump sum cash amount shall equal three times) the sum of:

1.	Executive’s Base Salary (as in effect as of the Date of Termination); and

2.	an amount equal to Executive’s target annual bonus percentage then in effect multiplied by the Executive’s Base Salary.

(iv)	All equity-based awards then held by Executive shall immediately become fully vested, other than those awards generated under the LTIP; provided that, for purposes of the LTIP (and any awards granted under that plan) Executive’s age plus years of service shall be deemed to equal 75, and the termination shall be treated as if Executive retired under the LTIP and any share unit agreements that the Company granted under the LTIP. Executive shall have the right to exercise any options until the expiration date of the option; and

(v)	For 24 months following the Date of Termination, Executive (and, if applicable under the applicable benefit plan, his spouse and family) shall remain covered by the employee benefit plans (such as medical, dental, pharmaceutical and vision plans) that covered him (or them) immediately prior to the Date of Termination as if he had remained in employment during the 24-month period; provided, that there shall be excluded for this purpose any plan that provides for payment for time not worked (such as vacation, pension, 401(k), perquisite and long-and short-term disability plans). If Executive’s participation in any plan is barred, the Company shall arrange to provide Executive with substantially similar benefits. Any medical, dental, pharmaceutical or vision coverage for such 24-month period shall become secondary for Executive (or his spouse) upon the earlier of the date on which Executive (or his spouse) begins to be covered by a comparable coverage that a new employer provides or the earliest date on which Executive (or his spouse) is enrolled in Medicare or a comparable government program.

The Company agrees that, if Executive’s employment with the Company terminates for any reason during the Term, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive pursuant to this Section 8. Except with respect to the benefits pursuant to Section 8(e)(v), the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation Executive earns as the result of another employer employing Executive or by retirement benefits. Payments to Executive under this Section 8 (other than Accrued Obligations) are contingent upon Executive’s execution of a release substantially in the form of Exhibit A.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

ATTEST:	YRC WORLDWIDE INC.

By:	By:
Name:	Name:
Title:	Title:

EXECUTIVE:

WILLIAM D. ZOLLARS